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                                                                      EXHIBIT 23

                        CONSENT OF INDEPENDENT AUDITORS

     We consent to incorporation by reference in the Registration Statement (No. 33-59058) on Form S-8 of Tele-Communications, Inc. Employee Stock Purchase Plan; Registration Statement (No. 2-87938) on Form S-8 of Tele-Communications, Inc. 1982 Incentive Stock Option Plan; Registration Statement (No. 33-44532) on Form S-8 of United Artists Theatre Circuit, Inc. Employee Stock Purchase Plan; Registration Statements (Nos. 2-96706, 2-99512, 33-12385, 33-51104, 33-58198 and
33-60982) on Form S-3; the Post-Effective Amendment No. 1 to Form S-4 Registration Statement (No. 33-43009) on Form S-8 Registration Statement of Tele-Communications, Inc. of our reports dated March 18, 1994, relating to the consolidated balance sheets of Liberty Media Corporation and subsidiaries (Successor) as of December 31, 1993 and 1992, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years ended December 31, 1993 and 1992, and the period from April 1, 1991 to December 31, 1991 (Successor Periods) and the consolidated statements of operations, stockholders' equity and cash flows of "Liberty Media" (a combination of certain programming interests and cable television assets of Tele-Communications, Inc.) (Predecessor) for the period from January 1, 1991 to March 31, 1991 (Predecessor Period), and the related financial statement schedules, which reports appear in the April 4, 1994 Current Report on Form 8-K of Tele-Communications, Inc.

     Our reports refer to a change in the method of accounting for income taxes.


                                          /s/ KPMG PEAT MARWICK
                                          KPMG Peat Marwick

Denver, Colorado
April 4, 1994